EXHIBIT 99.2

FL Master Fund L.P.

Annual Report

December 31, 2011

Pursuant to Commodity Futures Trading Commission Rule 4.7, Ceres Managed Futures LLC has claimed an exemption with respect to FL Master Fund L.P. from certain reporting requirements.

CERES MANAGED FUTURES LLC

To the Limited Partners of

FL Master Fund L.P.

To the best of the knowledge and belief of the undersigned, the information contained herein is accurate and complete.

By:	Walter Davis
President and Director
Ceres Managed Futures LLC
General Partner,
FL Master Fund L.P.

Ceres Managed Futures LLC
522 Fifth Avenue
14th Floor
New York, NY 10036
212-296-1999

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of

FL Master Fund L.P.:

We have audited the accompanying statement of financial condition of FL Master Fund L.P. (the “Partnership”), including the condensed schedule of investments, as of December 31, 2011, and the related statements of income and expenses and changes in partners’ capital for the period May 1, 2011 (commencement of trading operations) to December 31, 2011. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of FL Master Fund L.P as of December 31, 2011, and the results of its operations and its changes in partners’ capital for the period May 1, 2011 (commencement of trading operations) to December 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

March 23, 2012

FL Master Fund L.P.

Statement of Financial Condition

December 31, 2011

2011
Assets:
Equity in trading account:
Cash (Note 3c)	$21,983,488
Cash margin (Note 3c)	6,895,611
Net unrealized appreciation on open futures contracts	49,030

Total assets	$28,928,129

Liabilities and Partners’ Capital:
Liabilities:
Net unrealized depreciation on open forward contracts	$6,211,131
Accrued expenses:
Professional fees	56,408

Total liabilities	6,267,539

Partners’ Capital:
General Partner	—
Limited Partners	22,660,590

Total liabilities and partners’ capital	$28,928,129

See accompanying notes to financial statements.

FL Master Fund L.P.

Condensed Schedule of Investments

December 31, 2011

	Number of Contracts	Fair Value	% of Partners’ Capital
Futures Contracts Purchased
Energy	58	$34,270	0.15%

Total futures contracts purchased		34,270	0.15

Futures Contracts Sold
Energy	41	14,760	0.07

Total futures contracts sold		14,760	0.07

Unrealized Appreciation on Open Forward Contracts
Metals
LME Copper US Jan 12 – Dec 12	97	2,285,744	10.09
LME Zinc US Jan 12 – Dec 12	594	2,630,744	11.61

Total unrealized appreciation on open forward contracts		4,916,488	21.70

Unrealized Depreciation on Open Forward Contracts
Metals
LME Copper US Jan 12 – Dec 12	311	(6,145,838)	(27.12)
LME Zinc US Jan 12 – Dec 12	594	(4,981,781)	(21.99)

Total unrealized depreciation on open forward contracts		(11,127,619)	(49.11)

Net fair value		$(6,162,101)	(27.19)%

See accompanying notes to financial statements.

FL Master Fund L.P.

Statement of Income and Expenses

for the period May 1, 2011

(commencement of trading operations)

to December 31, 2011

2011
Investment Income:
Interest income	$1,794

Expenses:
Clearing fees	105,928
Professional fees	62,293

Total expenses	168,221

Net investment income (loss)	(166,427)

Trading Results:
Net gains (losses) on trading of commodity interests:
Net realized gains (losses) on closed contracts	5,321,309
Net unrealized gains (losses) on open contracts	(6,162,101)

Total trading results	(840,792)

Net income (loss)	$(1,007,219)

See accompanying notes to financial statements.

FL Master Fund L.P.

Statement of Changes in Partners’ Capital

for the period May 1, 2011

(commencement of trading operations)

to December 31, 2011

Partners’ Capital
Initial capital contributions from Limited Partners at May 1, 2011	$27,736,865
Net income (loss)	(1,007,219)
Subscriptions	4,107,477
Redemptions	(8,174,739)
Distribution of Interest income to feeder funds	(1,794)

Partners’ Capital at December 31, 2011	$22,660,590

See accompanying notes to financial statements.

FL Master Fund L.P.

Notes to Financial Statements

December 31, 2011

1.    Partnership Organization:

FL Master Fund L.P. (the “Master”) is a limited partnership organized under the partnership laws of the State of Delaware to engage in the speculative trading of a diversified portfolio of commodity interests, including futures contracts, options, swaps and forward contracts. The sectors traded include grains, livestock, softs, energy and metals. The commodity interests that are traded by the Master are volatile and involve a high degree of market risk.

Ceres Managed Futures LLC, a Delaware limited liability company, acts as the general partner (the “General Partner”) and commodity pool operator of the Master. The General Partner is wholly owned by Morgan Stanley Smith Barney Holdings LLC (“MSSB Holdings”). Morgan Stanley, indirectly through various subsidiaries, owns a majority equity interest in MSSB Holdings. Citigroup Inc. (“Citigroup”) indirectly owns a minority equity interest in MSSB Holdings. Citigroup also indirectly owns Citigroup Global Markets Inc. (“CGM”), the commodity broker for the Master. As of December 31, 2011 all trading decisions for the Master are made by the Advisor (defined below).

On May 1, 2011 (commencement of trading operations), Commodity Advisors Fund L.P. (“Commodity Advisors”) and Emerging CTA Portfolio L.P. (“Emerging CTA”) each allocated a portion of their capital to the Master. Commodity Advisors allocated a portion of its capital with cash equal to $4,171,892 and Emerging CTA allocated a portion of its capital with cash equal to $23,564,973. The Master was formed to permit commodity pools managed now or in the future by Flintlock Capital Asset Management, LLC, (the “Advisor”) using the 2x Flintlock Commodity Opportunities Partners, LP, a proprietary and systematic trading system, to invest together in one trading vehicle.

The Master operates under a structure where its investors consist of Commodity Advisors and Emerging CTA (each a “Feeder,” collectively the “Funds”). Commodity Advisors and Emerging CTA owned approximately 14.3% and 85.7% investments in the Master at December 31, 2011, respectively.

The Master will be liquidated under certain other circumstances as defined in the Limited Partnership Agreement of the Master (the “Limited Partnership Agreement”).

2.    Accounting Policies:

a.

Use of Estimates.    The preparation of financial statements and accompanying notes in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, income and expenses, and related disclosures of contingent assets and liabilities in the financial statements and accompanying notes. As a result, actual results could differ from these estimates.

b.	Statement of Cash Flows. The Master is not required to provide a Statement of Cash Flows.

c.

Master’s Investments.    All commodity interests of the Master (including derivative financial instruments and derivative commodity instruments) are held for trading purposes. The commodity interests are recorded on trade date and open contracts are recorded at fair value (as described below) at the measurement date. Investments in commodity interests denominated in foreign currencies are translated into U.S. dollars at the exchange rates prevailing at the measurement date. Gains or losses are realized when contracts are liquidated. Unrealized gains or losses on open contracts are included as a component of equity in trading account on the Statement of Income and Expenses.

FL Master Fund L.P.

Notes to Financial Statements

December 31, 2011

Master’s Fair Value Measurements.    Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date under current market conditions. The fair value hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to fair values derived from unobservable inputs (Level 3). The level in the fair value hierarchy within which the fair value measurement in its entirety falls shall be determined based on the lowest level input that is significant to the fair value measurement in its entirety. GAAP also requires the use of judgment in determining if a formerly active market has become inactive and in determining fair values when the market has become inactive. Management has concluded that based on available information in the marketplace the Master’s Level 1 assets and liabilities are actively traded.

The Master will separately present purchases, sales, issuances, and settlements in its reconciliation of Level 3 fair value measurements (i.e., to present such items on a gross basis rather than on a net basis), and makes disclosures regarding the level of disaggregation and the inputs and valuation techniques used to measure fair value for measurements that fall within either Level 2 or Level 3 of the fair value hierarchy as required under GAAP.

The Master considers prices for exchange-traded commodity futures, forwards and options contracts to be based on unadjusted quoted prices in active markets for identical assets (Level 1). The values of non exchange-traded forwards, swaps and certain options contracts for which market quotations are not readily available are priced by broker-dealers that derive fair values for those assets and liabilities from observable inputs (Level 2). As of and for the period ended December 31, 2011, the Master did not hold any derivative instruments for which market quotations are not readily available and which were priced by broker-dealers that derive fair values for those assets from observable inputs (Level 2) or that are priced at fair value using unobservable inputs through the application of management’s assumptions and internal valuation pricing models (Level 3).

	December 31, 2011	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Futures	$49,200	$49,200	$—	$—
Forwards	4,916,488	4,916,488	—	—

Total assets	$4,965,688	$4,965,688	$—	$—

Liabilities
Futures	$170	$170	$—	$—
Forwards	11,127,619	11,127,619	—	—

Total liabilities	11,127,789	11,127,789	—	—

Net fair value	$(6,162,101)	$(6,162,101)	$—	$—

d.

Futures Contracts.    The Master trades futures contracts. A futures contract is a firm commitment to buy or sell a specified quantity of investments, currency or a standardized amount of a deliverable grade commodity, at a specified price on a specified future date, unless the contract is closed before the delivery date or if the delivery quantity is something where physical delivery cannot occur (such as the S&P 500 Index), whereby such contract is

FL Master Fund L.P.

Notes to Financial Statements

December 31, 2011

settled in cash. Payments (“variation margin”) may be made or received by the Master each business day, depending on the daily fluctuations in the value of the underlying contracts, and are recorded as unrealized gains or losses by the Master. When the contract is closed, the Master records a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed. Transactions in futures contracts require participants to make both initial margin deposits of cash or other assets and variation margin deposits, through the futures broker, directly with the exchange on which the contracts are traded. Net realized gains (losses) and changes in net unrealized gains (losses) on futures contracts are included in the Statement of Income and Expenses.

e.

London Metals Exchange Forward Contracts.    Metal contracts traded on the London Metals Exchange (“LME”) represent a firm commitment to buy or sell a specified quantity of aluminum, copper, lead, nickel, tin or zinc. LME contracts traded by the Master are cash settled based on prompt dates published by the LME. Payments (“variation margin”) may be made or received by the Master each business day, depending on the daily fluctuations in the value of the underlying contracts, and are recorded as unrealized gains or losses by the Master. A contract is considered offset when all long positions have been matched with a like number of short positions settling on the same prompt date. When the contract is closed at the prompt date, the Master records a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed. Transactions in LME contracts require participants to make both initial margin deposits of cash or other assets and variation margin deposits, through the broker, directly with the LME. Net realized gains (losses) and changes in net unrealized gains (losses) on metal contracts are included in the Statement of Income and Expenses.

f.

Options.    The Master may purchase and write (sell) both exchange listed and over-the-counter (“OTC”) options on commodities or financial instruments. An option is a contract allowing, but not requiring, its holder to buy (call) or sell (put) a specific or standard commodity or financial instrument at a specified price during a specified time period. The option premium is the total price paid or received for the option contract. When the Master writes an option, the premium received is recorded as a liability in the Statement of Financial Condition and marked to market daily. When the Master purchases an option, the premium paid is recorded as an asset in the Statement of Financial Condition and marked to market daily. Net realized gains (losses) and changes in net unrealized gains (losses) on options contracts are included in the Statement of Income and Expenses.

g.

Income and Expenses Recognition.    All of the income and expenses and realized and unrealized gains and losses on trading of commodity interests are determined on each valuation day and allocated pro rata among the Funds at the time of such determination.

h.	Income Taxes. Income taxes have not been provided as each partner is individually liable for the taxes, if any, on its share of the Master’s income and expenses.

GAAP provides guidance for how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements and requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Master’s financial statements to determine whether the tax positions are “more-likely-than-not” to be sustained by the applicable tax authority. Tax positions with respect to tax at the Master level not deemed to meet the “more-likely-than-not” threshold would be recorded as a tax benefit or expense in the current period. The General Partner has concluded that no provision for income tax is required in the Master’s financial statements.

FL Master Fund L.P.

Notes to Financial Statements

December 31, 2011

The Master files U.S. federal and various state and local tax returns. No income tax returns are currently under examination. The 2011 tax year remains subject to examination by U.S. federal and most state tax authorities. The General Partner does not believe that there are any uncertain tax positions that require recognition of a tax liability.

i.

Subsequent Events.    The General Partner of the Master evaluates events that occur after the balance sheet date but before financial statements are filed. The General Partner has assessed the subsequent events through the date of filing and determined that other than that described in Note 8 to the financial statements, no events have occurred that require adjustments to or disclosure in the financial statements.

j.

Recent Accounting Pronouncements.    In May 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2011-04, “Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in GAAP and International Financial Reporting Standards” (“IFRS”). The amendments within this ASU change the wording used to describe many of the requirements in GAAP for measuring fair value and for disclosing information about fair value measurements to eliminate unnecessary wording differences between GAAP and IFRS. However, some of the amendments clarify FASB’s intent about the application of existing fair value measurements requirements and other amendments change a particular principle or requirement for measuring fair value or for disclosing information about fair value measurements. ASU 2011-04 is effective for annual and interim periods beginning after December 15, 2011 for public entities. This new guidance is not expected to have a material impact on the Master’s financial statements.

In October 2011, FASB issued a proposed ASU intended to improve and converge financial reporting by setting forth consistent criteria for determining whether an entity is an investment company. Under longstanding GAAP, investment companies carry all of their investments at fair value, even if they hold a controlling interest in another company. The primary changes being proposed by FASB relate to which entities would be considered investment companies as well as certain disclosure and presentation requirements. In addition to the changes to the criteria for determining whether an entity is an investment company, FASB also proposes that an investment company consolidate another investment company if it holds a controlling financial interest in the entity. The Master will evaluate the impact that this proposed update would have on the financial statements once the pronouncement is issued.

In December 2011, FASB issued ASU 2011-11, “Disclosures about Offsetting Assets and Liabilities,” which creates a new disclosure requirement about the nature of an entity’s rights of setoff and the related arrangements associated with its financial instruments and derivative instruments. Entities are required to disclose both gross information and net information about both instruments and transactions eligible for offset in the statement of financial position and instruments and transactions subject to an agreement similar to a master netting arrangement. The objective of this disclosure is to facilitate comparison between those entities that prepare their financial statements on the basis of GAAP and those entities that prepare their financial statements on the basis of IFRS. The disclosure requirements are effective for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods. The Master should also provide the disclosures retrospectively for all comparative periods presented. The Master is currently evaluating the impact that the pronouncement would have on the financial statements.

FL Master Fund L.P.

Notes to Financial Statements

December 31, 2011

3.    Agreements:

a.	Limited Partnership Agreement:

The General Partner administers the business and affairs of the Master, including selecting one or more advisors to make trading decisions for the Master.

b.	Management Agreement:

The General Partner, on behalf of the Master, has entered into a management agreement (the “Management Agreement”) with the Advisor, a registered commodity trading advisor. The Advisor is not affiliated with the General Partner or CGM and is not responsible for the organization or operation of the Master. The Management Agreement provides that the Advisor has sole discretion in determining the investment of the assets of the Master. All management fees in connection with the Management Agreement are borne by the Funds. The Management Agreement may be terminated upon notice by either party.

c.	Customer Agreement:

The Master has entered into a customer agreement (the “Customer Agreement”) with CGM whereby CGM provides services which include, among other things, the execution of transactions for the Master’s account in accordance with orders placed by the Advisor. All exchange, clearing, user, give-up, floor brokerage and National Futures Association fees (collectively the “clearing fees”) are borne by the Master. All other fees, including CGM’s direct brokerage fees, shall be borne by the Funds. All of the Master’s assets are deposited in the Master’s account at CGM. The Master’s cash is deposited by CGM in segregated bank accounts to the extent required by Commodity Futures Trading Commission regulations. At December 31, 2011, the amount of cash held by the Master for margin requirements was $6,895,611. The Customer Agreement may be terminated upon notice by either party.

4.    Trading Activities:

The Master was formed for the purpose of trading contracts in a variety of commodity interests, including derivative financial instruments and derivative commodity interests. The results of the Master’s trading activities are shown in the Statement of Income and Expenses.

The Customer Agreement between the Master and CGM gives the Master the legal right to net unrealized gains and losses on open futures and forwards contracts. The Master nets, for financial reporting purposes, the unrealized gains and losses on open futures and open forward contracts on the Statement of Financial Condition as the criteria under ASC 210-20, Balance Sheet, have been met.

All of the commodity interests owned by the Master are held for trading purposes. The monthly average of futures contracts traded during the period ended December 31, 2011 was 2,270. The monthly average number of metals forward contracts traded during the period ended December 31, 2011 was 2,114. The monthly average number of options contracts traded during the period ended December 31, 2011 was 673.

FL Master Fund L.P.

Notes to Financial Statements

December 31, 2011

The following table indicates the gross fair values of derivative instruments of futures and forward contracts as separate assets and liabilities as of December 31, 2011.

2011
Assets
Futures Contracts
Energy	$49,200

Total unrealized appreciation on open futures contracts	$49,200

Liabilities
Futures Contracts
Energy	$(170)

Total unrealized depreciation on open futures contracts	$(170)

Net unrealized appreciation on open futures contracts	$49,030 *

*	This amount is in “Net unrealized appreciation on open futures contracts” on the Statement of Financial Condition.

2011
Assets
Forward Contracts
Metals	$4,916,488

Total unrealized appreciation on open forward contracts	$4,916,488

Liabilities
Forward Contracts
Metals	$(11,127,619)

Total unrealized depreciation on open forward contracts	$(11,127,619)

Net unrealized depreciation on open forward contracts	$(6,211,131)**

**	This amount is in “Net unrealized depreciation on open forward contracts” on the Statement of Financial Condition.

The following table indicates the trading gains and losses, by market sector, on derivative instruments for the period ended December 31, 2011.

Sector	2011
Energy	$(868,225)
Grains	(279,951)
Livestock	(354,830)
Softs	(626,807)
Metals	1,289,021

Total	$(840,792	)***

***	This amount is in “Total trading results” on the Statement of Income and Expenses.

5.    Subscriptions, Distributions and Redemptions:

Subscriptions are accepted monthly from investors and they become limited partners on the first day of the month after their subscription is processed. A limited partner may redeem all or part of their capital contribution and undistributed profits, if any, from the Master as of the end of any day (the

FL Master Fund L.P.

Notes to Financial Statements

December 31, 2011

“Redemption Date”) after a request for redemption has been made to the General Partner at least 3 days’ in advance of the Redemption Date. Such withdrawals are classified as a liability when the limited partner elects to redeem and informs the Master.

6.    Financial Highlights:

Ratios to average net assets for the period from May 1, 2011 (commencement of trading operations) to December 31, 2011 were as follows:

	2011
Net investment income (loss)***	(1.0	)%****

Operating expenses	1.0	%****

Total return	(9.0)%

***	Interest income less total expenses.
****	Annualized.

The above ratios may vary for individual investors based on the timing of capital transactions during the period. Additionally, these ratios are calculated for the limited partner class using the limited partners’ share of income, expenses and average net assets.

7.    Financial Instrument Risks:

In the normal course of business, the Master is party to financial instruments with off-balance sheet risk, including derivative financial instruments and derivative commodity instruments. These financial instruments may include forwards, futures, options and swaps whose values are based upon an underlying asset, index, or reference rate, and generally represent future commitments to exchange currencies or cash balances, to purchase or sell other financial instruments at specific terms at specified future dates, or, in the case of derivative commodity instruments, to have a reasonable possibility to be settled in cash, through physical delivery or with another financial instrument. These instruments may be traded on an exchange or OTC. Exchange-traded instruments are standardized and include futures and certain forwards and option contracts. OTC contracts are negotiated between contracting parties and include certain forwards, swaps and option contracts. Specific market movements of commodities or future contracts underlying an option cannot be accurately predicted. Each of these instruments is subject to various risks similar to those related to the underlying financial instruments including market and credit risk. In general, the risks associated with OTC contracts are greater than those associated with exchange-traded instruments because of the greater risk of default by the counterparty to an OTC contract.

Market risk is the potential for changes in the value of the financial instruments traded by the Master due to market changes, including interest and foreign exchange rate movements and fluctuations in commodity or security prices. Market risk is directly impacted by the volatility and liquidity in the markets in which the related underlying assets are traded. The Master is exposed to a market risk equal to the value of futures and forward contracts purchased and unlimited liability on such contracts sold short.

Credit risk is the possibility that a loss may occur due to the failure of a counterparty to perform according to the terms of a contract. The Master’s risk of loss in the event of counterparty default is typically limited to the amounts recognized in the Statement of

FL Master Fund L.P.

Notes to Financial Statements

December 31, 2011

Financial Condition and not represented by the contract or notional amounts of the instruments. The Master’s risk of loss is reduced through the use of legally enforceable master netting agreements with counterparties that permit the Master to offset unrealized gains and losses and other assets and liabilities with such counterparties upon the occurrence of certain events. The Master has credit risk and concentration risk, as CGM or a CGM affiliate is the sole counterparty or broker with respect to the Master’s assets. Credit risk with respect to exchange-traded instruments is reduced to the extent, that through CGM, the Master’s counterparty is an exchange or clearing organization.

As both a buyer and seller of options, the Master pays or receives a premium at the outset and then bears the risk of unfavorable changes in the price of the contract underlying the option. Written options expose the Master to potentially unlimited liability; for purchased options the risk of loss is limited to the premiums paid. Certain written put options permit cash settlement and do not require the option holder to own the reference asset. The Master does not consider these contracts to be guarantees.

The General Partner monitors and attempts to control the Master’s risk exposure on a daily basis through financial, credit and risk management monitoring systems and, accordingly, believes that it has effective procedures for evaluating and limiting the credit and market risks to which the Master may be subject. These monitoring systems generally allow the General Partner to analyze statistically actual trading results with risk-adjusted performance indicators and correlation statistics. In addition, online monitoring systems provide account analysis of futures, forwards and options positions by sector, margin requirements, gain and loss transactions and collateral positions.

The majority of these instruments mature within one year of the inception date. However, due to the nature of the Master’s business, these instruments may not be held to maturity.

8.    Subsequent Event:

On January 1, 2012, Morgan Stanley Smith Barney Spectrum Currency and Commodity L.P. allocated a portion of its capital to the Master with cash equal to $8,703,576.

CERES MANAGED FUTURES LLC

522 Fifth Avenue — 14th Floor

New York, NY 10036

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